UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 15, 2015

BMC STOCK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36050	26-4687975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Lakeside Commons
980 Hammond Drive NE, Suite 500
Atlanta, GA 30328
(Address of principal executive offices) (Zip Code)
(678) 222-1219
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.    Changes in Registrant’s Certifying Accountant.

As previously reported, on December 1, 2015, Stock Building Supply Holdings, Inc., a Delaware corporation (the “Company”), and Building Materials Holdings Corporation, Inc., a Delaware corporation (“BMC”), completed their merger. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 2, 2015, between the Company and BMC, BMC merged with and into the Company (the “Merger”), with the Company surviving the Merger. In connection with the Merger, the Company was renamed “BMC Stock Holdings, Inc.”

PricewaterhouseCoopers LLP previously served as the Company’s auditor. The Merger was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, BMC, will become the historical financial statements of the Company. Pursuant to guidance from the SEC staff, a reverse acquisition results in a deemed change of the accounting firm unless the same accounting firm reported on the financial statements of both the registrant and the accounting acquirer. Under this SEC staff guidance, the Company must therefore disclose the termination of KPMG LLP (BMC’s legacy audit firm) and the re-engagement of PricewaterhouseCoopers LLP to serve as the Company’s auditor on a go-forward basis.

(a) KPMG LLP was the independent registered public accounting firm that audited BMC’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013. PricewaterhouseCoopers LLP was the Company’s independent registered public accounting firm prior to the closing of the Merger. On December 15, 2015, the Company’s Audit Committee (i) dismissed KPMG LLP as the Company’s independent registered public accounting firm and (ii) approved the engagement of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. KPMG LLP’s reports on BMC’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013, did not contain an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the fiscal years ended December 31, 2014 and December 31, 2013 and through December 15, 2015, (1) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years, and (2) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided KPMG LLP with a copy of the foregoing disclosures and requested that KPMG LLP furnish a letter addressed to the SEC stating whether it agrees with the above statements made by the Company. A copy of such letter, dated December 21, 2015, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.

(b) As noted above in Item 4.01(a), on December 15, 2015, the Company’s Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2015. PricewaterhouseCoopers LLP was the independent registered public accounting firm that audited the Company’s financial statements for the fiscal years ended December 31, 2014, and December 31, 2013. During the fiscal years ended December 31, 2014, and December 31, 2013, and during the interim period from January 1, 2015 to September 30, 2015, the Company did not consult with PricewaterhouseCoopers LLP in regard to BMC’s financial statements, which were audited by KPMG LLP, with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on BMC’s financial statements, and neither a written report was provided to BMC or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by BMC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 15, 2015, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Bryan J. Yeazel, the Company’s former Executive Vice President and Chief Operating Officer. The Consulting Agreement is effective as of Mr. Yeazel’s previously reported resignation on December 1, 2015. Under the terms of the Consulting Agreement, Mr. Yeazel shall perform certain advisory services as may be requested by the Company from time to time. As compensation for the performance of such advisory services, the Company will pay Mr. Yeazel an hourly rate for up 40 hours per month. Additionally, for so long as this Agreement remains in effect, Mr. Yeazel will be permitted to continue to participate in the Company’s group health benefit plans on the same terms and conditions as are available to executives of the Company. The Consultant Agreement will continue in effect until terminated by either the Company or Mr. Yeazel.
The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference into this Current Report on Form 8-K.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Consulting Agreement, effective as of December 1, 2015, by and between BMC Stock Holdings, Inc. and Bryan J. Yeazel
16.1	Letter from KPMG LLP to the U.S. Securities and Exchange Commission

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC STOCK HOLDINGS, INC.

By	/s/ James F. Major, Jr.
James F. Major, Jr. Executive Vice President, Chief Financial Officer and Treasurer
Date: December 21, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement, effective as of December 1, 2015, by and between BMC Stock Holdings, Inc. and Bryan J. Yeazel
16.1	Letter from KPMG LLP to the U.S. Securities and Exchange Commission